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                          EXHIBIT 23-2



               CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement for Post-Effective Amendment No. 1 on Form S-8 of Rochester Telephone Corporation of our report, dated January 17, 1994, which appears on page 32 of the 1993 Annual Report to Share Owners of Rochester Telephone Corporation, which is incorporated by reference in Rochester Telephone Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 23 of such Annual Report on Form 10-K.



/s/ Price Waterhouse

PRICE WATERHOUSE


July 5, 1994
Rochester, New York

(70ED)